PREMIER ANNOUNCES ACQUISITION INTENT

Frederick, Maryland -- July 16, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that it has successfully completed its due diligence on a themed-based casual dining restaurant acquisition candidate located in the Caribbean region. Over the next 90 days independent sources will perform additional due diligence verification on behalf of Premier. The structure of this acquisition will be for cash and debt; the resulting transaction will not be dilutive to existing shareholders.

Due to non-disclosure requirements, the restaurant's name, location and operating specifics will remain confidential until closing. Premier can acknowledge that the acquisition candidate is a well established business, continues growing in terms of both annual revenues and net profits, and has considerable potential for expansion. Upon consummation this acquisition will contribute significantly to Premier's annualized revenues and net earnings.

Eric R. Boyer, Premier's President and CEO, commented, "Over the past few months we have been actively seeking acquisition candidates that will accelerate Premier's growth and profitability. This is the first candidate that meets our overall requirements while allowing for significant upside potential. We look forward to sharing more information about this pending acquisition, and how it will positively impact Premier's profitability, with our stockholders in the near future."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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